Media Contact: David Rubinger 404.502.1240 / david@rubinger.com
Investor Relations Contact: David F. Black 404.266.4490 / david.black@statebt.com

State Bank Financial Corporation Declares Quarterly Cash Dividend

ATLANTA, May 22, 2013 – The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.03 per common share. The dividend will be paid on June 18, 2013 to the common stock shareholders of record as of June 10, 2013.

About State Bank Financial Corporation and State Bank and Trust Company
State Bank Financial Corporation (NASDAQ: STBZ) is the holding company for State Bank and Trust Company, one of Georgia's best-capitalized banks, with approximately $2.64 billion in assets as of March 31, 2013. State Bank has locations in Metro Atlanta and Middle Georgia. State Bank Financial Corporation is headquartered in Atlanta, Georgia and State Bank and Trust Company is headquartered in Macon, Georgia.

To learn more about State Bank, visit www.statebt.com.